This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December 22, 1998 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Credit Suisse First Boston Corporation ("Credit Suisse First Boston") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                All Outstanding Shares of Class A Common Stock
                                      and
                All Outstanding Shares of Class B Common Stock
                                      of
                       Consolidated Cigar Holdings Inc.
                                      at
                             $17.85 Net Per Share
                                      by
                           Dorsay Acquisition Corp.
                       a direct wholly owned subsidiary
                                      of
                                     Seita
                                     -----

    Societe Nationale d'Exploitation Industrielle des Tabacs et Allumettes

     Dorsay Acquisition Corp. a Delaware corporation (the "Purchaser") and a direct wholly owned subsidiary of Societe Nationale d'Exploitation Industrielle des Tabacs et Allumettes, a corporation organized and existing under the laws of France ("Parent"), is offering to purchase all of the outstanding shares of Class A Common Stock, par value $0.01 per share (the "Class A Shares"), and Class B Common Stock, par value $0.01 per share (the "Class B Shares," and together with the Class A Shares, the "Shares"), of Consolidated Cigar Holdings Inc., a Delaware corporation (the "Company"), at a purchase price of $17.85 per Share, net to the seller in cash (subject to applicable withholding of tax), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 22, 1998 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented, together constitute the "Offer"). Tendering stockholders who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. Following the consummation of the Offer, the Purchaser intends to effect the merger described below.

  -------------------------------------------------------------------------
   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON THURSDAY, JANUARY 21, 1999, UNLESS THE OFFER IS EXTENDED.
  -------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, (1) there having been validly tendered and not withdrawn prior to the Expiration Date (as defined below) 19,600,000 Class B Shares, which are required to be tendered pursuant to the Tender and Voting Agreement, dated December 16, 1998, by and among Parent, Purchaser and Mafco Consolidated Group Inc., a Delaware corporation (the "Minimum Condition"), and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations thereunder applicable to the purchase of the Shares pursuant to the Offer having expired or been terminated. See Section 13 of the Offer to Purchase.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated December 16, 1998 (the "Merger Agreement"), by and among the Purchaser, Parent and the Company, The Merger Agreement provides, among other things, that the Purchaser will make the Offer and that as promptly as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law, the Purchaser will merge with and into the Company (the "Merger"). Upon the consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or by any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent and other than Shares held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive cash without interest in an amount equal to the price per Share paid pursuant to the Offer.

     The Board of Directors of the Company has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, has approved the Offer and the Merger and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

     The Purchaser may, and may be required to, subject to the terms of the Merger Agreement, extend the Offer. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may, subject to certain terms of the Merger Agreement, (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders or (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date or (c) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date as set forth below, retain the Shares that have been tendered during the period for which the Offer is extended.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) validly tendered Shares, if, as and when the Purchaser gives oral or written notice to American Stock Transfer & Stock Company (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser by reason of any delay in making payment. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), and (ii) the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed with all required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, together with any other documents required by the Letter of Transmittal.

     The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, January 21, 1999, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they also may be withdrawn at any time after February 20, 1999 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase) must be submitted prior to the release of such Shares, unless such Shares were tendered by an Eligible Institution. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by a book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other related materials will be mailed to record holders of Shares whose names appear on the Company's stockholder lists, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:
                             D.F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                Banks and Brokers Call (212) 269-5500 (collect)
                   All Others Call Toll Free (800) 290-6427

                     The Dealer Manager for the Offer is:

                               CREDIT      FIRST
                               SUISSE      BOSTON

                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (800) 881-8320

December 22, 1998